Exhibit 99.1

Collectors Universe’s Diamond Grading Unit GCAL Selected by the Government of the Northwest Territories to Provide Services for Its Diamond Certification Program

 NEWPORT BEACH, Calif., April 20 /PRNewswire-FirstCall/ -- Collectors Universe, Inc. (Nasdaq: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles and diamonds, today announced that its diamond grading division, Gem Certification & Assurance Lab, Inc. (GCAL), has been selected by the Government of the Northwest Territories of Canada (GNWT) to provide Gemprint digital imaging as the unique identification technology for the GNWT’s diamond certification program.

The selection of GCAL to provide Gemprint digital imaging is part of the continuation of an existing GNWT program that began in 2001 whereby diamonds are certified, at the option of the diamond manufacturer, by GNWT as being mined, cut and polished in the Northwest Territories. The Gemprint process is a non-invasive, patented identification technology that captures and stores a digital image of the unique refractive pattern that is, in essence, the diamond’s “fingerprint.” To participate in the GNWT certification program, a diamond manufacturer is required to use GCAL’s certification service, which includes a Gemprint digital image of the diamond. GCAL forwards that Gemprint image to the GNWT for inclusion as a part of the GNWT diamond certificate. Each GNWT diamond certificate is signed by the Premier of the GNWT and is provided to the diamond manufacturer and can accompany the diamond through the various distribution channels to the retail counter. Because the Gemprint image for a GNWT certified diamond can be retrieved from GCAL’s database at any point in the distribution process for matching to the GNWT certificate, there is an increased level of security against anyone being able to successfully substitute, during the distribution process, diamonds sourced outside of the Northwest Territories for the diamonds that have been certified by the GNWT.

In addition to these services, GCAL will support a co-marketing program with the GNWT to promote diamonds from the Northwest Territories that are certified under this GNWT program.

GCAL plans to market its diamond grading services and related bundled services, such as direct light performance, together with its Gemprint service, to the Northwest Territories diamond manufacturers. According to the GNWT, in 2004, an estimated total of 12.6 million carats or $1.65 billion USD in rough diamonds from the Northwest Territories were processed, although not all of this production participated in the GNWT certification program. Canada is the third largest producer of diamonds in the world. (Source: 2005 Diamond Industry Report, Diamond Facts, Northwest Territories Canada)

GCAL President Don Palmieri commented, “The Canadian diamond program is the most noted verified source program and it is an ideal match for GCAL and the GCAL Five Star Diamond Certificate, since we already include the Gemprint identification ‘fingerprint’ as one of the five stars from our services.”

Chief Executive Officer of Collectors Universe, Michael Haynes said, “Diamonds sourced from the Northwest Territories are becoming more important in the U.S. and world markets. We believe that the combination of the Northwest Territories certification and the associated GCAL Gemprint will increase the confidence of the diamond buyer regarding the source of these Canadian diamonds. This agreement represents another step in our efforts to become a driving force in the diamond authentication and grading market.”

More information about the GNWT certification program and diamonds can be found at http://www.iti.gov.nt.ca/diamond/index.htm. Retail information about GNWT certified diamonds can be found at www.rareinnature.com.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value added services to the high-value collectibles and diamond markets. The Company authenticates and grades collectible coins, sports cards, autographs, stamps currency and diamonds. The Company also compiles and publishes authoritative information about United States and world coins, collectible sports cards and sports memorabilia, collectible stamps and diamonds. This information is accessible to collectors and dealers at the Company’s web site, www.collectors.com, and is also published in print.

Forward Looking Information

This news release contains statements regarding our expectations about our future financial performance which are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”

Due to a number of risks and uncertainties to which our business is subject, our actual financial performance in the future may differ, possibly significantly, from our expected financial performance as set forth in the forward looking statements contained in this news release. Information regarding those risks and uncertainties, and their possible impact on our future financial performance, including, but not limited to the risks that our strategy to expand into new collectibles and other high value asset markets, such as the diamond market, will not be successful in enabling us to improve our profitability and that those businesses and the services that they provide will not gain market acceptance, or will increase our operating expenses and possibly cause us to incur losses. Additional information regarding these and other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended June 30, 2005 which we filed with the Securities and Exchange Commission on September 13, 2005 and our quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2005, which was filed with the Securities and Exchange Commission on February 9, 2006. Due to the above-described risks and uncertainties and those described in our 2005 Annual Report on Form 10-K and our quarterly report on Form 10-Q, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about future performance based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in our Annual or Quarterly Reports filed with the Securities and Exchange Commission.

          Contacts

Joe Wallace	E.E. Wang
Chief Financial Officer	Investor Relations
Collectors Universe	The Piacente Group, Inc.
949-567-1245	212-481-2050 ext. 605
Email: jwallace@collectors.com	Email: ee@thepiacentegroup.com

SOURCE  Collectors Universe, Inc.
          -0-                                                  04/20/2006
          /CONTACT:  Joe Wallace, Chief Financial Officer of Collectors Universe, Inc., +1-949-567-1245, jwallace@collectors.com; or Investor Relations, E.E. Wang of The Piacente Group, Inc., +1-212-481-2050, ext. 605, ee@thepiacentegroup.com, for Collectors Universe, Inc./
          /Web site:  http://www.iti.gov.nt.ca/diamond/index.htm/
          /Web site:  http://www.rareinnature.com/
          /Web site:  http://www.collectors.com/